EXHIBIT 3.1

                                       [Composite Certificate of Incorporation
                                             incorporating May 1998 Amendment]

                 SECOND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          XOMED SURGICAL PRODUCTS, INC.

                                  * * * * *

            XOMED SURGICAL PRODUCTS, INC., a Delaware corporation, hereby certifies as follows:

            1. The name of the corporation is Xomed Surgical Products, Inc. Xomed Surgical Products, Inc. was originally incorporated under the name of Merocel/Xomed Holdings, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 5, 1994.

            2. The original Certificate of Incorporation was amended and restated pursuant to a Restated Certificate of Incorporation which was filed with the Secretary of State of the State of Delaware on April 14, 1994, which was further amended pursuant to (i) a Certificate of Amendment to the Restated Certificate of Incorporation which was filed with the Secretary of State of the State of Delaware on June 9, 1995 and (ii) a Certificate of Amendment to the Restated Certificate of Incorporation which was filed with the Secretary of State of the State of Delaware on April 15, 1996

            3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation further amends, restates and integrates the provisions of the Restated Certificate of Incorporation of this corporation.

            4. This Restated Certificate of Incorporation was duly adopted by the written consent of the Board of Directors of the corporation and by the written consent of the stockholders of the corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

            5. The text of the Restated Certificate of Incorporation of the corporation is hereby further amended and restated to read in its entirety as follows:


                                    ARTICLE I

      The name of the corporation is:

              XOMED SURGICAL PRODUCTS, INC. (the "Corporation").

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                                   ARTICLE II

      The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                   ARTICLE III

      The nature of the business to be conducted or promoted by and the purposes of the Corporation are as follows:

    (a) To acquire, own and hold the capital stock of Merocel Corporation, Xomed, Inc. (formerly known as "Xomed-Treace, Inc.") and Xomed-Treace, P.R. Inc. and such other subsidiaries as the Board of Directors of the Corporation may from time to time designate; and

    (b) To engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      In furtherance of such business and purposes, the Corporation shall possess and exercise all the powers and privileges granted by the General Corporation Law of the State of Delaware or by any other law of the State of Delaware or by this certificate of incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

                                   ARTICLE IV

      The total authorized capital stock of the Corporation shall be Thirty-One Million (31,000,000) shares consisting of: (i) Thirty Million (30,000,000) shares of Common Stock of the par value of One Cent ($0.01) per share (the "Common Stock"); and (ii) One Million (1,000,000) shares of undesignated Preferred Stock of the par value of One Cent ($0.01) per share (the "Preferred Stock").

                           SECTION A: PREFERRED STOCK

      The Preferred Stock may be issued from time to time as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the

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provisions of this Article IV, to fix, from time to time before issuance thereof, the number of shares in each series and all designations, relative rights, preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

      (a) the designation of the series and the number of shares to constitute each series;

      (b) the dividend rate on the shares of each series, any conditions on which and times at which dividends are payable, whether dividends shall be cumulative, and the preference or relation (if any) with respect to such dividends (including preferences over dividends on the Common Stock or any other class or classes);

      (c) whether the series will be redeemable (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the Corporation or another Corporation;

      (d) the terms and amount of any sinking, retirement or purchase fund;

      (e) the conversion or exchange rights (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange price and other terms of conversion or exchange;

      (f) the voting rights, if any (other than any voting rights that the Preferred Stock may have as a matter of law);

      (g) any restrictions on the issue or reissue or sale of additional Preferred Stock;

      (h) the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including preferences over the Common Stock or any other class or classes or series of stock);

      (i) the preemptive rights, if any, to subscribe to additional issues of stock or securities of the Corporation; and

      (j) such other special rights and privileges, if any, for the benefit of the holders of the Preferred Stock, as shall not be inconsistent with provisions of this Restated Certificate of Incorporation.

      All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred

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Stock of all series shall be of equal rank and shall be identical in all respects except that any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs (a) to (j) inclusive above.

                             SECTION B: COMMON STOCK

      (a) DIVIDENDS. Subject to the preferences and other rights of the Preferred Stock as set out above, the holders of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor.

      (b) LIQUIDATION. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary, after payment or provision for payment to the holders of Preferred Stock of the amounts to which they may be entitled as set out above, the remaining assets of the Corporation available to stockholders shall be distributed equally per share to the holders of Common Stock.

      (c) VOTING RIGHTS. Except as otherwise provided herein or by law, each holder of Common Stock shall be entitled to one vote in respect of each share of Common Stock held of record on all matters submitted to a vote of stockholders.

      (d) RECLASSIFICATIONS. In the event of any stock split, combination or other reclassification of shares of Common Stock, each share of Common Stock shall be treated equally.

      (e) NO PREEMPTIVE RIGHTS. No holder of Common Stock of the Corporation shall, by virtue of this Restated Certificate of Incorporation or Delaware law generally, have any preemptive right to subscribe to any additional issue of stock of the Corporation of any or all class or series thereof or to any security convertible into such stock.


                                    ARTICLE V

            The Corporation is to have perpetual existence.


                                   ARTICLE VI

            In furtherance and not in limitation of the powers conferred by statute, the By-Laws of the Corporation may be made, altered, amended or repealed by the stockholders or by the Board of Directors.


                                   ARTICLE VII


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            The Corporation shall indemnify any and all of its directors or officers, including former directors or officers, and any employee, who shall serve as an officer or director of any corporation at the request of Corporation, to the fullest extent permitted under and in accordance with the laws of the State of Delaware.


                                  ARTICLE VIII

            Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.


                                   ARTICLE IX

            A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

            Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.


                                    ARTICLE X

            The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in any manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.




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            IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its Vice President and Chief Financial Officer this 12th day of September, 1996.


                                          XOMED SURGICAL PRODUCTS, INC.



                                          By: /s/   THOMAS E. TIMBIE
                                             -----------------------------------
                                          Name:   Thomas E. Timbie
                                          Title:  Vice President and
                                                  Chief Financial
                                                  Officer


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